Exhibit 99.1

SUPERVALU Announces Consolidation of Logistics Network in the Eastern Region

      Company Also Announces New Site for Supply Chain Automation
                              Technology


    MINNEAPOLIS--(BUSINESS WIRE)--Feb. 14, 2007--SUPERVALU (NYSE:SVU) announced today that it will enhance its logistics network in the eastern United States by consolidating distribution centers. The company will merge its Easton, Pa., Harrisburg, Pa., and Perryman, Md., operations into its Lancaster, Pa. facility. In conjunction with this effort, the company has identified the Lancaster distribution center as the newest location for automated technology. By consolidating warehouse volume and incorporating automation technology into the seven year old, 1.4 million-square-foot Lancaster facility, the company will be positioned to optimize its distribution network and leverage technology for improved efficiencies.

    "Our overall vision is to deliver the best supply chain services to our corporate and independent retailers. This project enhances our commitment toward that vision. Leveraging the efficiencies of the combined company is one of the inherent benefits of our expanded network," said Janel Haugarth, SUPERVALU executive vice president, and president and chief operating officer of the company's Supply Chain Services group.

    As a result of this consolidation, the company expects to incur total after-tax charges over three years in the range of $30 to $35 million. Included in this estimate is approximately $23 to $26 million for lease exit costs related to the leased property as well as severance and other employee related costs. The company expects to recognize after-tax charges of approximately $5 million in fiscal 2007, approximately $21 to $24 million in fiscal 2008 and approximately $4 to $6 million thereafter. These charges are components of the previously disclosed total one-time transaction costs associated with the acquisition of Albertson's retail properties. Start-up costs associated with implementing the supply chain automation technology are expected to be minimal in fiscal 2008 and are not included in the one-time transaction costs. Capital costs associated with the technology installation are included in SUPERVALU's total $1.2 billion fiscal 2008 capital program.

    SUPERVALU expects the entire project will take approximately three years to complete. During this time, customers will be serviced from existing facilities while the Lancaster facility is modified, which will include system standardization and technology installation and testing.

    Commenting on this important initiative, Jeff Noddle, SUPERVALU chairman and chief executive officer, said "One of our publicly stated milestones of the acquisition is to optimize our expanded supply chain infrastructure. The decision to combine the consolidation with the installation of the supply chain automation technology represents an additional opportunity to deliver long-term strategic benefits. Supply chain optimization is a component of our overall synergy range identified with the acquisition. We still expect our total synergies of $150 to $175 million pretax, to be at their full run rate by the end of the third full year following the acquisition or fiscal 2010."

    ABOUT SUPERVALU

    SUPERVALU INC. is one of the largest companies in the United States grocery channel with annual sales approaching $40 billion. SUPERVALU holds leading market share positions across the U.S. with its approximately 2,500 retail grocery locations. Through SUPERVALU's nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery endpoints across the country. SUPERVALU currently has approximately 200,000 employees. For more information about SUPERVALU visit www.supervalu.com.

    CONTACT: SUPERVALU INC.
             Investor Relations and Financial Media:
             Yolanda Scharton, 952-828-4540
             Yolanda.scharton@supervalu.com
             or
             Media:
             Haley Meyer, 952-828-4786
             Haley.meyer@supervalu.com